EXHIBIT 21.01
SUBSIDIARIES OF THE REGISTRANT

SUBSIDIARY	JURISDICTION OF INCORPORATION
Poet Holdings, Inc.	Delaware
Poet Software Corporation	Massachusetts
Versant GmbH	Germany
Mokume Software, Inc.	California
FastObjects, Inc.	California
Versant India Private Limited	India